Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement

(Form S-4 No. 333-118109) and the related Prospectus of The PNC Financial Services Group, Inc. for the registration of 7,900,000 shares of its Common Stock, par value $5.00 per share, and to the incorporation by reference therein of our report dated March 1, 2002, with respect to the consolidated financial statements relative to the year ended December 31, 2001, of The PNC Financial Services Group, Inc. and subsidiaries included in its Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

February 23, 2005